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                                                                     EXHIBIT 2.1

                        STRATEGIC ALLIANCE AGREEMENT AND
                                 PLAN OF MERGER
                                 BY AND BETWEEN

                              BROADCOM CORPORATION

                            MAVNET ACQUISITION CORP.
                                       AND
                                MAVERICK NETWORKS


                          Dated as of January 25, 1999


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                                TABLE OF CONTENTS

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ARTICLE 1      THE MERGER.................................................................2

        1.1    The Merger.................................................................2

        1.2    Effective Time.............................................................3

        1.3    Effect of the Merger on Constituent Corporations...........................3

        1.4    Articles of Incorporation and By-Laws of Surviving Corporation.............3

        1.5    Directors and Officers of Surviving Corporation............................3

        1.6    Number of Shares of Parent Common Stock to be Issued; Effect on
               Outstanding Securities of the Company......................................3

               (a)    Conversion of Company Capital Stock.................................4

               (b)    Cancellation of Parent-Owned and Company-Owned Stock................4

               (c)    Company Options and Stock Plan......................................4

               (d)    Adjustments to Exchange Ratio.......................................5

               (e)    Fractional Shares...................................................5

               (f)    Capital Stock of Merger Sub.........................................5

        1.7    Dissenting Shares..........................................................5

        1.8    Exchange Procedures........................................................6

               (a)    Parent Common Stock.................................................6

               (b)    Exchange Procedures.................................................6

               (c)    Distributions With Respect to Unexchanged Shares of Company
                      Capital Stock.......................................................7

               (d)    Transfers of Ownership..............................................7

        1.9    No Further Ownership Rights in Company Capital Stock.......................7

        1.10   Lost, Stolen or Destroyed Certificates.....................................8

        1.11   Taking of Necessary Action; Further Action.................................8

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................8
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        2.1    Organization and Qualification.............................................8

        2.2    Authority Relative to this Agreement.......................................8

        2.3    Capital Stock..............................................................9

        2.4    No Subsidiaries............................................................10

        2.5    Directors and Officers.....................................................10

        2.6    No Conflicts...............................................................10

        2.7    Books and Records; Organizational Documents................................10

        2.8    Company Financial Statements...............................................11

        2.9    Absence of Changes.........................................................11

        2.10   No Undisclosed Liabilities.................................................15

        2.11   Taxes......................................................................15

        2.12   Legal Proceedings..........................................................16

        2.13   Compliance with Laws and Orders............................................17

        2.14   Plans; ERISA...............................................................17

               (a)    Existence of Plans..................................................17

               (b)    Penalties...........................................................18

               (c)    Qualification.......................................................18

               (d)    Litigation..........................................................19

        2.15   Real Property..............................................................19

        2.16   Tangible Personal Property.................................................20

        2.17   Intellectual Property......................................................20

        2.18   Contracts..................................................................23

        2.19   Insurance..................................................................24
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        2.20   Affiliate Transactions.....................................................25

        2.21   Employees; Labor Relations.................................................25

        2.22   Environmental Matters......................................................26

        2.23   Accounts Receivable........................................................27

        2.24   Other Negotiations; Brokers; Third Party Expenses..........................27

        2.25   Warranty Obligations.......................................................27

        2.26   Foreign Corrupt Practices Act..............................................28

        2.27   Pooling of Interests.......................................................28

        2.28   Financial Projections; Operating Plan......................................28

        2.29   Approvals..................................................................28

        2.30   Takeover Statutes..........................................................29

        2.31   Disclosure.................................................................29

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................29

        3.1    Organization and Qualification.............................................29

        3.2    Authority Relative to this Agreement.......................................29

        3.3    Issuance of Parent Common Stock............................................30

        3.4    SEC Documents; Parent Financial Statements.................................30

        3.5    No Conflicts...............................................................30

        3.6    Absence of Changes.........................................................31

        3.7    Pooling of Interests.......................................................31

        3.8    Ownership of Merger Sub; No Prior Activities...............................31

        3.9    Investment Advisors........................................................31

        3.10   Approvals..................................................................31

ARTICLE 4      STRATEGIC ALLIANCE; CONDUCT PRIOR TO THE EFFECTIVE TIME....................31
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        4.1    Loan to the Company........................................................31

        4.2    Operating Plan.............................................................32

        4.3    Engineering Assistance.....................................................32

        4.4    Joint Marketing............................................................33

        4.5    Board Observer Rights......................................................33

        4.6    Conduct of Business of the Company.........................................33

        4.7    No Solicitation............................................................38

ARTICLE 5      ADDITIONAL AGREEMENTS......................................................39

        5.1    Fairness Hearing; Registration of Shares...................................39

        5.2    Approval of the Shareholders...............................................40

        5.3    Access to Information......................................................41

        5.4    Confidentiality............................................................41

        5.5    Expenses...................................................................41

        5.6    Public Disclosure..........................................................41

        5.7    Approvals..................................................................42

        5.8    FIRPTA Compliance..........................................................42

        5.9    Notification of Certain Matters............................................42

        5.10   Pooling of Interests Accounting............................................42

        5.11   Company Affiliate Agreements...............................................42

        5.12   Parent Affiliate Agreements................................................43

        5.13   Additional Documents and Further Assurances................................43

        5.14   Indemnification............................................................43

        5.15   Form S-8...................................................................43

        5.16   NNM Listing of Additional Shares Application...............................44
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        5.17   Company's Auditors.........................................................44

        5.18   Termination of 401(k) Plans................................................44

        5.19   Takeover Statutes..........................................................44

        5.20   Section 280G Plans.........................................................44

        5.21   Additional Affiliate Agreements............................................44

        5.22   Employee Nonsolicitation...................................................45

        5.23   Company Audited Financials.................................................45

ARTICLE 6      CONDITIONS TO THE MERGER...................................................45

        6.1    Conditions to Obligations of Each Party to Effect the Merger...............45

               (a)    Governmental and Regulatory Approvals...............................45

               (b)    No Injunctions or Regulatory Restraints; Illegality.................45

               (c)    Tax Opinions........................................................46

               (d)    Opinion of Accountants..............................................46

               (e)    Affiliate Agreements................................................46

               (f)    Shareholder Approval................................................46

               (g)    Legal Proceedings...................................................46

               (h)    [Intentionally Omitted.]............................................46

               (i)    Fairness Approval; Effectiveness of Registration Statement..........46

        6.2    Additional Conditions to Obligations of the Company........................46

               (a)    Representations and Warranties......................................47

               (b)    Performance.........................................................47

               (c)    [Intentionally Omitted].............................................47

               (d)    Legal Opinion.......................................................47

               (e)    NNM Listing.........................................................47
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               (f)    Tax Representation Letter...........................................47

        6.3    Additional Conditions to the Obligations of Parent and Merger Sub..........47

               (a)    Representations and Warranties......................................47

               (b)    Performance.........................................................48

               (c)    [Intentionally Omitted].............................................48

               (d)    Legal Opinion.......................................................48

               (e)    Non-Competition Agreements..........................................48

               (f)    Retention Agreements................................................48

               (g)    Tax Representation Letter...........................................48

               (h)    Limitation on Dissent...............................................48

               (i)    No Bankruptcy.......................................................48

               (j)    Key Employee Retention..............................................48

               (k)    Employee Retention..................................................48

               (l)    FIRPTA Compliance...................................................49

               (m)    Third Party Consents................................................49

               (n)    Banks and Brokerage Accounts........................................49

               (o)    Company Intellectual Property.......................................49

ARTICLE 7      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND  AGREEMENTS;
               ESCROW PROVISIONS..........................................................49

        7.1    Survival of Representations, Warranties, Covenants and Agreements..........49

        7.2    Escrow Provisions..........................................................50

               (a)    Establishment of the Escrow Fund....................................50

               (b)    Recourse to the Escrow Fund.........................................50

               (c)    Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period....................................................51
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               (d)    Protection of Escrow Fund...........................................52

               (e)    Claims Upon Escrow Fund.............................................52

               (f)    Objections to Claims................................................52

               (g)    Resolution of Conflicts; Arbitration................................53

        7.3    Shareholder Agent of the Shareholders; Power of Attorney...................53

               (a)    Shareholder Agent...................................................53

               (b)    Exculpation.........................................................53

               (c)    Actions of the Shareholder Agent....................................54

        7.4    Third-Party Claims.........................................................54

        7.5    Depositary Agent's Duties..................................................54

               (a)    Limitation on Duties of Depositary Agent............................54

               (b)    Compliance with Orders..............................................54

               (c)    Limitations on Liability of Depositary Agent........................54

               (d)    Good Faith of Depositary Agent......................................55

               (e)    Non-responsibility of Depositary Agent..............................55

               (f)    Indemnification of Depositary Agent.................................55

               (g)    Resignation of Depositary Agent.....................................55

               (h)    Fees................................................................56

ARTICLE 8      TERMINATION, AMENDMENT AND WAIVER..........................................56

        8.1    Termination................................................................56

        8.2    Effect of Termination......................................................58

        8.3    Amendment..................................................................58

        8.4    Extension; Waiver..........................................................58

        8.5    Remedies...................................................................58
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ARTICLE 9      MISCELLANEOUS PROVISIONS...................................................59

        9.1    Notices....................................................................59

        9.2    Entire Agreement...........................................................60

        9.3    Further Assurances; Post-Closing Cooperation...............................60

        9.4    Waiver.....................................................................61

        9.5    Third Party Beneficiaries..................................................61

        9.6    No Assignment; Binding Effect..............................................61

        9.7    Headings...................................................................61

        9.8    Invalid Provisions.........................................................61

        9.9    Governing Law..............................................................61

        9.10   Arbitration................................................................62

               (a)    Application of Procedures...........................................62

               (b)    Discovery...........................................................62

               (c)    Decision of Arbitrators.............................................62

               (d)    Judgment; Costs.....................................................63

        9.11   Construction...............................................................63

        9.12   Counterparts...............................................................63

        9.13   Specific Performance.......................................................63

ARTICLE 10     DEFINITIONS................................................................63

        10.1   Definitions................................................................63
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                        STRATEGIC ALLIANCE AGREEMENT AND

                                 PLAN OF MERGER

        This STRATEGIC ALLIANCE AGREEMENT AND PLAN OF MERGER is made and entered into as of January 25, 1999, by and among Broadcom Corporation, a California corporation ("Parent"), Mavnet Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Maverick Networks, a California corporation (the "Company"), and with respect to Section 7.3 only, Nicholas Mitsakos, as Shareholder Agent and U.S. Stock Transfer Corporation, as Depositary Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                    RECITALS

        A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of Parent, Merger Sub and the Company (as applicable) and their respective shareholders that Parent and the Company enter into a strategic alliance and technology sharing arrangement for the development of the Company's Intellectual Property, including (i) a loan of $6.0 million to the Company by Parent to be funded contemporaneously with the execution and delivery of this Agreement, (ii) the implementation by the Company of the Operating Plan, (iii) the provision of engineering assistance by Parent to the Company, and (iv) a joint marketing effort for the Company's Orion SA Product and Parent's Ethernet products, all on the terms and conditions hereinafter provided, and, in furtherance thereof, have approved the Agreement.

        B. The Board of Directors of each of Parent, Merger Sub and the Company believes it is in the best interests of Parent, Merger Sub and the Company (as applicable) and their respective shareholders that Parent complete a business combination through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        C. The Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger, this Agreement and the transactions contemplated hereby.

        D. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of Class B Common Stock of Parent ("Parent Common Stock") and (ii) all outstanding Company Options, Company Warrants and Company Stock Purchase Rights will become exercisable for Parent Common Stock, subject to the terms and conditions hereinafter provided.

        E. As an inducement to Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company have concurrently herewith entered into (i) Support Agreements with Parent in substantially the form attached hereto as Exhibit A ("Support Agreements") pursuant to which, among other things, such shareholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger and (ii) Company Affiliate Agreements in the form attached hereto as Exhibit B ("Company Affiliate Agreements") pursuant to which, among other things, such shareholders have




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agreed to refrain from selling shares of Parent Common Equity during a specified period prior to and following consummation of the Merger.

        F. As a further inducement to Parent and Merger Sub to enter into this Agreement, certain employees of the Company have concurrently herewith entered into (i) Non-Competition Agreements substantially in the form attached hereto as Exhibit C (the "Non-Competition Agreements") and (ii) certain Retention Agreements (the "Retention Agreements"), each of which shall become effective upon the occurrence of the Effective Time.

        G. As an inducement to the Company to enter into this Agreement, certain shareholders of Parent have concurrently herewith entered into Parent Affiliate Agreements in the form attached hereto as Exhibit D (the "Parent Affiliate Agreements") pursuant to which, among other things, such shareholders have agreed to refrain from selling shares of Parent Common Equity during a specified period prior to and following consummation of the Merger.

        H. Parent, Merger Sub and the Company intend that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and in furtherance thereof intend that this Agreement shall be a "Plan of Reorganization" within the meaning of Sections 354(a) and 361(a) of the Code, and (ii) qualify as a Pooling of Interests, reportable as a Pooling of Interests of the Company and Parent for financial accounting purposes by Parent from and after the Closing.

        I. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        J. A portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article 7 herein.

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

        1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Code, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and wholly-owned subsidiary of Parent. The Company is sometimes referred to herein as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article 6 at





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the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los
Angeles, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a duly executed Agreement of Merger, in substantially the form attached hereto as Exhibit E (the "Agreement of Merger"), with the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "Effective Time").

        1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        1.4 Articles of Incorporation and By-Laws of Surviving Corporation.

                (a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and by-laws of the Surviving Corporation.

                (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation and applicable law.

        1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation.

        1.6 Number of Shares of Parent Common Stock to be Issued; Effect on Outstanding Securities of the Company. The number of shares of Parent Common Stock to be issued in the Merger (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company Options, Company Warrants or Company Stock Purchase Rights outstanding as of the Effective Time to be assumed by Parent as provided herein) in exchange for the acquisition by Parent of all outstanding shares of Company Capital Stock and all vested and unvested Company Options, Company Warrants and Company Stock Purchase Rights which are unexpired and unexercised shall be the Price Adjusted Aggregate Parent Share Number. No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any
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Company Stock Purchase Rights. Subject to the terms and conditions of this
Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock and Company Options, Company Warrants or Company Stock Purchase Rights, the following shall occur:

                (a) Conversion of Company Capital Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as provided in Section 1.7)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock.

                (b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company.

                (c) Company Options and Stock Plan. At the Effective Time all unexpired and unexercised Company Options, Company Warrants and Company Stock Purchase Rights then outstanding, whether vested or unvested, shall be assumed by Parent in accordance with provisions described below.

                        (i) At the Effective Time, each unexpired and unexercised Company Option, Company Warrant and Company Stock Purchase Right then outstanding, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option, Company Warrant and Company Stock Purchase Right so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option, Company Warrant or Company Stock Purchase Right immediately prior to the Effective Time, provided that (I) such Company Option, Company Warrant or Company Stock Purchase Right, as the case may be, shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Option, Company Warrant or Company Stock Purchase Right immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock) and (II) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option, Company Warrant or Company Stock Purchase Right, as the case may be, shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option, Company Warrant or Company Stock Purchase Right was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded to the nearest whole cent).

                        (ii) It is the intention of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent the Company Options qualified as





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incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(c) shall be applied consistent with this intent. Following the Effective Time, Parent shall use its commercially reasonable efforts not to take any actions that would jeopardize the treatment as incentive stock options of any such Company Options that qualified as incentive stock options immediately prior to the Effective Time.

                        (iii) Promptly following the Effective Time, Parent will issue to each holder of an unexpired and unexercised Company Option, Company Warrant or Company Stock Purchase Right an instrument evidencing the foregoing assumption of such Company Option, Company Warrant or Company Stock Purchase Right by Parent. Parent will reserve sufficient shares of Parent Common Stock for issuance pursuant to this Section 1.6(c).

                        (iv) At the Effective Time, Parent shall assume the Company's obligations under any Restricted Stock Purchase Agreements entered into pursuant to the 1998 Stock Plan (the "Stock Plan") and the other restricted stock purchase agreements listed on Schedule 1.6(c)(iv), true and correct copies of which have been made available by the Company to Parent. Any and all restrictions on the Restricted Stock issued pursuant to the Stock Plan or such other agreements which do not lapse in accordance with their terms as in effect on November 20, 1998 shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements.

                (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

                (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

                (f) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.7 Dissenting Shares.

                (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the California Code and who, as of the




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

Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

                (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Capital Stock who demands dissenters' rights for such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for dissenters' rights for any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights under the California Code. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for dissenters' rights for Company Capital Stock or offer to settle or settle any such demands.

        1.8 Exchange Procedures.

                (a) Parent Common Stock. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1, the aggregate number of shares of Parent Common Stock issuable in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Capital Stock.

                (b) Exchange Procedures. As soon as practicable after the Effective Time (but in no event more than ten (10) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7 hereof), to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 7 hereof, Parent shall cause to be distributed to the Depositary Agent a certificate or certificates (in such denominations as may be requested by the Depositary Agent) representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Depositary Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent upon the terms and subject to the conditions provided in Article 7. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the right to payment of dividends declared by Parent with a record date on or after the Effective Time (which is covered in clause (c), below), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

                (c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

                (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

        1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule delivered herewith and dated as of the date hereof, as follows:

        2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases any material Assets and Properties, or conducts business or has employees.

        2.2 Authority Relative to this Agreement. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        2.3 Capital Stock. The authorized capital stock of the Company consists only of 20,000,000 shares of Common Stock, no par value (the "Company Common Stock"), of which 3,921,003 shares of Common Stock are issued and outstanding as of the date hereof, and 7,250,000 shares of Preferred Stock, no par value per share (the "Company Preferred Stock"). The designation and status of the Company Preferred Stock is as follows: (i) 300,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as of the date hereof,
(ii) 4,250,000 shares are designated as Series B Preferred Stock, 3,800,000 of which are issued and outstanding as of the date hereof, and (iii) 2,700,000 shares are designated as Series C Preferred Stock, 1,800,000 of which are issued and outstanding as of the date hereof. Except as disclosed in Section 2.3 of the Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as disclosed in Section 2.3 of the Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are reserved for issuance. Section 2.3 of the Disclosure Schedule lists the name and state of residence of each holder of Company Common Stock and Company Preferred Stock provided to the Company by such holder. With respect to any Company Common Stock or Company Preferred Stock that has been issued subject to a repurchase option on the part of the Company,
Section 2.3 of the Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a summary description of the circumstances under which such vesting schedule can or will be accelerated). Except as disclosed in Section 2.3 of the Disclosure Schedule, as of the date hereof there are no outstanding Company Options, Company Warrants, or Company Stock Purchase Rights or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue Options with respect to the Company and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the articles of incorporation or by-laws of the Company, or any agreement or other arrangement to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents. With respect to each Company Option, Company Warrant and Company Stock Purchase Right, Section 2.3 of the Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a summary description of the circumstances under which such vesting schedule can or will be accelerated). Except as disclosed in
Section 2.3 of the Disclosure Schedule, all of the Company Options, Company Warrants and Company Stock Purchase Rights were issued in compliance with all applicable federal, state and foreign securities Laws. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including without limitation any voting trust agreement or proxy.

        2.4 No Subsidiaries. The Company has no Subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

        2.5 Directors and Officers. The name of each director and officer of the Company on the date hereof, and his or her position with the Company, are listed in Section 2.5 of the Disclosure Schedule.

        2.6 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company; or

                (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6 of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties, except any such consents, approvals, actions, filings or notices the failure to receive, take, make or give would not, either individually or in the aggregate, be reasonably likely to have a material adverse effect on the Business or Condition of the Company (provided that the foregoing exception shall not apply with respect to any consents, approvals, actions, filings or notices that are required with respect to Company Intellectual Property that (i) is presently embodied, or is proposed to be embodied, in the Company's products (including, but not limited to, the Orion SA Product) or (ii) constitutes a development tool (including, but not limited to, standard cells) or design environment).

        2.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been provided or made available to Parent or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Company through the date hereof. The Company has prior to the execution of this Agreement delivered to Parent true and complete copies of its articles of incorporation and by-laws, both as amended through the date hereof. The Company is not in violation of any provisions of its articles or bylaws.

        2.8 Company Financial Statements. (a) Section 2.8 of the Disclosure Schedule sets forth the Company Financials. The Company Financials delivered to Parent have been prepared on the accrual method applied consistently throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, and subject to normal year-end adjustments, which adjustments will not be material in amount or significance). The Company Financials present fairly and accurately in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein. Except as set forth in Section 2.8 to the Disclosure Schedule, since the Financial Statement Date there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

        (b) The Company Audited Financials to be delivered to Parent pursuant to
Section 5.23 will present fairly and accurately in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein in accordance with GAAP. Except to reflect expenditures in the ordinary course of business since the Financial Statement Date, the Company Audited Financials (i) will be materially the same as the Company Financials, other than due to the application of GAAP rather than the accounting methodology reflected in the Company Financials and (ii) will not reflect any material transactions or contingent liabilities, including reserves for such contingencies, that were not reflected in the Company Financials or otherwise disclosed in this Agreement.

        2.9 Absence of Changes. Since the Financial Statement Date, except as set forth in Section 2.9 of the Disclosure Schedule, there has not been a material adverse effect on the Business or Condition of the Company or any occurrence or event which, individually or in the aggregate would be reasonably expected to have a material adverse effect on the Business or Condition of the Company. In addition, without limiting the foregoing, except as expressly contemplated hereby and except as disclosed in Section 2.9 of the Disclosure Schedule, there has not occurred since the Financial Statement Date and through the date of this Agreement:

                (a) the entering into of any Contract, commitment or transaction or incurrence of any Liabilities in excess of $50,000 in the aggregate, outside of the ordinary course of business consistent with past practice;

                (b) the entering into of any Contract in connection with any transaction involving a Business Combination;

                (c) the alteration, or entering into of any Contract or other commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

                (d) the entering into of any strategic alliance, joint development or joint marketing Contract;

                (e) any material amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with past practice, or material violation of the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

                (f) the entering into of any transaction with any officer, director, shareholder or Affiliate of the Company, other than pursuant to (i) any Contract in effect on the Financial Statement Date and disclosed to Parent pursuant to Section 2.20 of the Disclosure Schedule, (ii) any contract of employment and listed pursuant to Section 2.18(a) of the Disclosure Schedule,
(iii) compensation consistent with existing policies or as otherwise permitted by this Agreement; or (iv) reimbursement of business expenses and similar matters in the ordinary course of business;

                (g) the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Company's Contracts or Licenses disclosed in the Disclosure Schedule;

                (h) the commencement of any Action or Proceeding;

                (i) except for grants of Company Options in the ordinary course of business consistent with past practice, the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or any split, combination or reclassification of any Company Capital Stock or Equity Equivalents or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of Company Capital Stock or Equity Equivalents;

                (j) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants, Company Stock Purchase Right or Company Preferred Stock listed in
Section 2.3 of the Disclosure Schedule or (ii) the issuance of options available for grant under the Company's existing stock option plan in the ordinary course of business consistent with past practice, the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any shares of Company Capital Stock, Equity Equivalents or modification or amendment of the rights of any holder of any outstanding shares of Company Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants or other Equity Equivalents), nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment;

                (k) any amendments to the Company's articles of incorporation or by-laws, including any actions which affect the number of shares of Company Capital Stock for which any shares of Company Capital Stock, Company Options, Company Warrants or Company Stock Purchase Right are convertible or exchangeable;

                (l) any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property;

                (m) any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or licenses of products to Persons to whom the Company had granted licenses of its products at the Financial Statement Date, in the ordinary course of business of the Company consistent with past practice or as the result of the payment for goods and services in the ordinary course of business or as otherwise permitted by this Agreement;

                (n) any purchase or licenses of any Assets and Properties of any Person in excess of $50,000 individually or $200,000 in the aggregate, other than acquisitions of inventory (including office supplies) or work stations in the ordinary course of business of the Company consistent with past practice;

                (o) the making of any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding $200,000;

                (p) the payment, discharge or satisfaction, in an amount in excess of $50,000, in any one case, or $100,000 in the aggregate, of any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials or incurred since November 30, 1998 in the ordinary course of business;

                (q) the incurrence of any Indebtedness or guarantee of any such Indebtedness in an aggregate amount exceeding $50,000 or issuance or sale of any debt securities of the Company or guarantee any debt securities of others;

                (r) the grant of any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, the terms of which are disclosed in the Disclosure Schedule;

                (s) the adoption, entering into, amendment, modification or termination (partial or complete) of any Plan;

                (t) the payment of any discretionary bonus (including a hiring or referral bonus) in excess of $25,000, or the payment of any stay bonus;

                (u) any action, including the acceleration of vesting of any Company Options, Company Warrants or Company Stock Purchase Right, or other rights to acquire shares of capital stock of the Company, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a Pooling of Interests or any other action that could jeopardize the tax-free reorganization hereunder, except as expressly required by any Contract set forth on the Disclosure Schedule as in effect on November 20, 1998;

                (v) the making or changing of any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

                (w) the making of any material change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

                (x) the failure to use commercially reasonable efforts to give all notices and present all claims under all insurance policies in a timely fashion;

                (y) any material amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the Company's business or the Company's Assets and Properties, except as would not, either individually or in the aggregate, be reasonably likely to have a material adverse effect on the Business or Condition of the Company;

                (z) any failure to undertake any commercially reasonable action, including but not limited to paying or otherwise satisfying any obligations to procure, maintain, renew, extend or enforce any Company Intellectual Property, including, but not limited to, submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

                (aa) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $200,000;

                (bb) the repurchase, cancellation or modification of the terms of any Company Capital Stock, Equity Equivalents, Company Options, Company Warrants, Company Stock Purchase Rights or other financial instrument that derives the majority of its value from its convertibility into Company Capital Stock or Equity Equivalents, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions or
(ii) the Stock Plan, in either case as in effect at November 20, 1998 (if in effect on that date) or, if later, the date such contractual provision (but not an amendment) originated; or

                (cc) any entering into of any Contract, or acquiescence by the Company in respect of, an arrangement or understanding to do, engage in, cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

                2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.10 of the Disclosure Schedule, there are no liabilities of, relating to or affecting the Company or any of its Assets and Properties of the type that would be required to be reflected in a balance sheet as of the Financial Statement Date prepared in accordance with GAAP (including in the notes thereto), other than liabilities (i) incurred in the ordinary course of business consistent with past practice since the Financial Statement Date and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of the Company, and are not for tort or for breach of contract or (ii) disclosed in any of the Disclosure Schedules.

        2.11 Taxes. Except as disclosed in Section 2.11 of the Disclosure
Schedule:

                (a) All Tax Returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a "Relevant Group") have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been paid or accrued on the Company Financials.

                (b) The Company has not incurred any material liability for Taxes other than as reflected on the Company Financials. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company's most recent balance sheet and
(ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

                (c) The Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                (d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

                (e) The Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of the Company either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company is aware. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due. No Tax Returns of the Company have been audited or examined by Taxing Authorities or currently are the subject of audit or examination. The Company has made available to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by the Company since the fiscal year ended December 31, 1997.

                (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Relevant Group.

                (g) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

                (h) The Company has no liability for the Taxes of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

                (i) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

                (j) The Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

                (k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

                (l) The Company was not included and is not includible in the Tax Return of any Relevant Group with any corporation other than such a return of which the Company is the common parent corporation.

                (m) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.

                (n) All material elections with respect to income Taxes affecting the Company are set forth on Section 2.11 of the Disclosure Schedule

                (o) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

        2.12 Legal Proceedings.

                (a) Except as set forth in Section 2.12 of the Disclosure
Schedule:

                        (i) there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or its

Assets and Properties (provided that the Company makes no representation or warranty, other than to its knowledge, with respect to an investigation which constitutes an Action or Proceeding);

                        (ii) there are no facts or circumstances known to the Company that would reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Intellectual Property presently embodied, or proposed to be embodied, in the Company's products (including, but not limited to, the Orion SA Product), in any Company-created or modified development tools or design environments (including, but not limited to, standard cells) and Company Intellectual Property developed by the Company; and

                        (iii) the Company has not received notice, and does not otherwise have knowledge of any Orders outstanding against the Company.

                (b) There are no responses of counsel for the Company to auditor's requests for information for the period from December 1, 1997 through the date of this Agreement regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company. Section 2.12(b) of the Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting the Company or any of its Assets and Properties since December 1, 1997.

        2.13 Compliance with Laws and Orders. Except as disclosed in Section
2.13 of the Disclosure Schedule, the Company is in compliance with, has not violated, and is not currently in default under, any Law or Order of any Governmental or Regulatory Authority applicable to the Company or any of its Assets and Properties, except for any such violations or defaults that would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company, and the Company is not aware of any claim of violation, or of any actual violation, of any such Law or Orders.

        2.14 Plans; ERISA.

                (a) Existence of Plans. For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which any of the Company, any Subsidiary, or any member of the same controlled group of businesses as the Company or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or participating employer or as to which the Company or any Subsidiary or any of their ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of the Company any Subsidiary or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as disclosed on Section 2.14 of the Disclosure Schedule, (i) neither the Company, any Subsidiary nor any of their respective ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans, (ii) none of the Plans is or was a "multi-employer plan", as defined in Section 3(37) of ERISA, none of the Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iii) none of the Plans provides or provided post-retirement medical or health benefits, (iv) none of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (v) neither the Company, any Subsidiary nor any ERISA Affiliate is or was a party to any collective bargaining agreement, and (vi) neither the Company, any Subsidiary nor any ERISA Affiliate has announced or otherwise made any commitment to create or amend any Plan. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans (a) as to which Parent will be required to make any contributions or with respect to which Parent shall have any obligation or liability whatsoever, whether on behalf of the current employees of the Company or any Subsidiary or on behalf of any other person, after the Closing, or (b) which Parent, the Surviving Corporation or any Subsidiary will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. The Company has made available to Parent true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder,
(ii) the currently effective Summary Plan Description pertaining to each of the Plans, as applicable, (iii) the three (3) most recent annual reports for each of the Plans (including all related schedules), (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent Internal Revenue Service determination or opinion letter, as applicable, for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (vi) for each unfunded Plan, financial statements consisting of (A) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

                (b) Penalties. Neither the Company, any Subsidiary nor any of their respective ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Company, any Subsidiary nor any of their respective ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any material liability, tax or penalty, including but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D of the Code, has complied in all material respects. No event has occurred which could subject any Plan to tax under Section 511 of the Code.

                (c) Qualification. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and has been operated in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in substantial compliance with ERISA, the Code and all other applicable Laws. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Code or any other applicable Laws have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meet such requirements. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, nor is a party to any Contract or Plan that under certain circumstances, considered either individually or in the aggregate, could require it to make any payments, that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code. The Company Financials properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. Except as disclosed on Schedule 2.14, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of Parent, the Surviving Corporation, or any Subsidiary to any Plan, or any present or former employee of Parent, the Surviving Corporation, or any Subsidiary, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Company or any Subsidiary. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (I) there is and will be no liability of the Company, any Subsidiary or Parent in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

                (d) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of the Company, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company, any Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

        2.15 Real Property.

                (a) Section 2.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the "Leased Real Property") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. The Company owns no real property other than Company owned leasehold improvements, if any, on the Leased Real Property.

                (b) Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in clause (i) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Disclosure Schedule, there is no, and the Company has not received notice of any, material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) by the Company thereunder (or by any sublessor to the Company under its underlying master lease with its lessor) .

                (c) To the knowledge of the Company, except as disclosed in
Section 2.15(c) of the Disclosure Schedule, all improvements on the Leased Real Property (i) comply with and are operated in accordance in all material respects with applicable laws (including, without limitation, Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

                (d) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the "Lease Documents") have been made available to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company and any third parties claiming an interest in the interest of the Company in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

        2.16 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except as disclosed in Section
2.16 of the Disclosure Schedule, all such tangible personal property is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted (it being understood that the Operating Plan contemplates the requirement for significant additions in the Company's tangible personal property), and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

        2.17 Intellectual Property.

                (a) Section 2.17(a) of the Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                (b) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Disclosure Schedule, but excluding Intellectual Property licensed to the Company under any License, is owned exclusively by the Company and is free and clear of any Liens. The Company
(i) to its knowledge, owns exclusively all trademarks, service marks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are (I) Company products or (II) works of authorship that are material to the Company's business and that the Company purports to own; provided, however, that, in each case, such works may incorporate copyrighted works or works of authorship of third parties which are licensed to the Company or are in the public domain.

                (c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

                (d) Except pursuant to agreements described in Section 2.17(d) of the Disclosure Schedule, the Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other Person.

                (e) Except as set forth in Section 2.17(e) of the Disclosure Schedule, the Company owns all of the Intellectual Property (i) presently embodied, or proposed to be embodied, in the Company's products (including, but not limited to, the Orion SA Product) currently under development or contemplated for development or (ii) utilized in any development tool or design environment created or modified by the Company (including, but not limited to, standard cells) necessary or used for the development of any such products. Except as set forth in Section 2.17(e) of the Disclosure Schedule, the Company's rights with respect to the Intellectual Property described in clause (a) permit the Company's design, development, distribution, marketing, manufacture, use, import, license, and sale of such products without payment of royalties or other fees.

                (f) The Contracts and Licenses listed in Section 2.17(f) of the Disclosure Schedule include all Contracts and Licenses, to which the Company is a party with respect to any Intellectual Property, exclusive of Contracts and Licenses for "off the shelf" software products (excluding development tools and design environments) utilized in the Company's business operations and development activities, but not embodied in its products. No Person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

                (g) Section 2.17(g) of the Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person, exclusive of provisions contained in Contracts and Licenses for "off the shelf" software products, development tools and design environments utilized in the Company's business operations and development activities, but not embodied in its products, wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

                (h) To the Company's knowledge, the operation of the business of the Company as currently conducted or as presently proposed to be conducted, including the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under any Laws. Except as set forth in Section 2.17(h) of the Disclosure Schedule, the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

                (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i) of the Disclosure Schedule lists all actions that must be taken by the Company within 180 days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Except as set forth on
Section 2.17(i) of the Disclosure Schedule, the Company has registered the copyright with the U.S. Copyright Office for the latest version of each product or technology of the Company that constitutes or includes a copyrightable work. In each case in which the Company has acquired any Intellectual Property rights from any Person that is presently embodied, or proposed to be embodied, in the Company's products (including, but not limited to, the Orion SA Product) or in Company-created or modified development tools (including standard cells) or design environments, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                (j) There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

                (k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

                (l) The Company has taken all reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Disclosure Schedule, and requiring each independent contractor or consultant which has or may have access to Company Intellectual Property to execute proprietary information, confidentiality and invention and copyright assignment agreements which contain substantially equivalent provisions, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement.

                (m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order or Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

                (n) To the knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

                (o) The Company has taken all actions necessary and appropriate to assure that all of its products currently under development will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

                (p) Neither this Agreement nor any transactions contemplated by this Agreement will result in Parent's granting any rights or licenses with respect to the Intellectual Property of Parent to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

        2.18 Contracts.

                (a) Section 2.18(a)(1) of the Disclosure Schedule contains a true and complete list of each of the Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound that provide for aggregate payments or services by any party in excess of $50,000 per Contract or series of related Contracts between the same parties (other than employee offer letters, each of which is in substantially the form previously provided to Parent). Section 2.18(a)(2) of the Disclosure Schedule contains a true and complete list of each Contract of the Company which is not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination in excess of $50,000 per Contract or series of related Contracts.

                (b) Each Contract required to be disclosed in Section 2.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the knowledge of the Company, each other party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule, to the knowledge of the Company, no other party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

                (c) Except as disclosed in Section 2.18(c) of the Disclosure Schedule, the Company is not a party to or bound by any Contract that has had or would reasonably be expected to have, individually or in the aggregate with any other similar Contracts, a material adverse effect on the Business or Condition of the Company or that has or would reasonably be expected to result, individually or in the aggregate with any such other Contracts, in Losses to the Company in excess of $50,000.

                (d) Except as disclosed in Section 2.18(d) of the Disclosure Schedule, the Company is not a party to or bound by any Contract that contains any covenant or other provision which limits the Company's ability to compete with any Person in any line of business or in any area or territory, except if such covenant or provision would not be reasonably expected to have a material adverse effect on the Business or Condition of the Company.

        2.19 Insurance. Section 2.19 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (a) have been issued to the Company or (b) to the knowledge of the Company, have been issued to any Person (other than the Company) for the benefit of the Company. The insurance coverage provided by the policies described in clause (a) above will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. The insurance policies listed in
Section 2.19 of the Disclosure Schedule are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound. Section 2.19 of the Disclosure Schedule contains a list of all outstanding claims made under any insurance policies covering the Company. The Company has not received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

        2.20 Affiliate Transactions. Except as disclosed in Section 2.20 of the Disclosure Schedule, there are no Contracts, Liabilities, transactions or relationships that would be required to be disclosed by the Company by Item 404 of Regulation S-K (without regard to any ordinary course of business exception) if the Company was subject to such regulation. Except as disclosed in Section
2.20 of the Disclosure Schedule, each of the Contracts, Liabilities, transactions or relationships listed in Section 2.20 of the Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract, Liability, transaction or relationship was entered into or incurred on an arm's-length basis on competitive terms.

        2.21 Employees; Labor Relations.

                (a) Except as set forth in Section 2.21(a) of the Disclosure Schedule, the Company is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or, to the knowledge of the Company, threatened. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company.

                (b) All employees of the Company are employed at will, except as set forth in Section 2.21(b) of the Disclosure Schedule. Section 2.21(b) of the Disclosure Schedule sets forth, individually and by category, the name (or initials or number) of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person (including under any Plan, employment Contract or other employee compensation arrangement). Except as described in Section 2.21(b) of the Disclosure Schedule, to the knowledge of the Company, there are no family relationships between any of the Company's officers, employees and consultants. Except as described in Section 2.21(b) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency except as set forth in Section 2.21(b) of the Disclosure Schedule. To the knowledge of the Company, since December 1, 1997 there have been no claims by employees of such outside agencies, if any, or any independent contractors with regard to employees assigned to work for the Company or by independent contractors, and no claims by any governmental agency with regard to such employees or independent contractors except as set forth in Section 2.21(b) of the Disclosure Schedule.

                (c) Since December 1, 1997, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that would reasonably be expected to give rise to such complaint or claim. The Company has complied in all material respects with all laws related to the employment of employees and, except as set forth in Section 2.21(c) of the Disclosure Schedule, since December 1, 1997 the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

                (d) The Company has no written policies and/or employee handbooks or manuals except as set forth in Section 2.21(d) of the Disclosure Schedule.

                (e) To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company's business as currently conducted. Except as provided for in this Agreement or as set forth on
Section 2.21 of the Disclosure Schedule, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officer's, employees or consultants is now bound.

        2.22 Environmental Matters.

                (a) To the knowledge of the Company, the Company possesses any and all Environmental Permits necessary to or required for the operation of its business.

                (b) To the knowledge of the Company, the Company is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

                (c) The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

                (d) To the knowledge of the Company, the Company does not have any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and, to the Company's knowledge, there are no past or present events, facts or circumstances which would be reasonably likely to form the basis of any such obligation or liability.

                (e) To the knowledge of the Company, no Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

                (f) To the knowledge of the Company, no Site is a current or proposed Environmental Clean-up Site.

                (g) To the knowledge of the Company, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site.

                (h) To the knowledge of the Company, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

                (i) Except as set forth on Section 2.15 of the Disclosure Schedule, the Company is not a party, whether as a direct signatory or as successor, assign, third party beneficiary or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

                (j) To the knowledge of the Company, the Company has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

        2.23 Accounts Receivable. Except as set forth in Section 2.23 of the Disclosure Schedule, there are no accounts or notes receivable reflected on the Company Financials or which have arisen in connection with the conduct of the Company's business subsequent to the Financial Statement Date. Since its inception through the date of this Agreement, the Company has not had any sales transactions, whether in the ordinary course of business or otherwise, and the Company has not otherwise recorded, or been obligated under GAAP to record, any revenues.

        2.24 Other Negotiations; Brokers; Third Party Expenses. Neither the Company nor, to the knowledge of the Company, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in Parent, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

        2.25 Warranty Obligations. Since its inception, the Company has no inventory of products and has not sold any products or services and accordingly does not have and has not had any warranties, guarantees or warranty policies in respect of any products and services ("Warranty Obligations") and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other Person with respect to Warranty Obligations.

        2.26 Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.27 Pooling of Interests. Neither the Company nor any of its directors, officers or shareholders has intentionally taken any action which would reasonably be expected to preclude Parent's ability to account for the Merger as a Pooling of Interests.

        2.28 Financial Projections; Operating Plan. (a) The Company has made available to Parent certain financial projections with respect to the Company's business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable as of the date of this Agreement.

                (b) The Company has made available to Parent the Operating Plan. The Company makes no representation or warranty regarding its ability to successfully execute the Operating Plan, except that the Company represents and warrants that the Operating Plan was prepared in good faith and is based on assumptions believed by it to be reasonable as of the date of this Agreement, and that any amendment thereto in compliance with this Agreement will be prepared in good faith and be based upon assumptions believed by it to be reasonable as of the date of any such amendment.

        2.29 Approvals.

                (a) Section 2.29(a) of the Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

                (b) Except as set forth in Section 2.29(b)(1) of the Disclosure Schedule, the Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and since December 1, 1997, there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.29(b)(2) of the Disclosure Schedule.

        2.30 Takeover Statutes. No California Takeover Statute applicable to the Company is applicable to the Merger or the transactions contemplated hereby.

        2.31 Disclosure. To the knowledge of the Company, no representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

        IN THE EVENT THE MERGER IS CONSUMMATED, THE SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS ARISING OUT OF OR RELATING TO A BREACH OF ONE OR MORE OF THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS ARTICLE 2 SHALL BE DAMAGES, SUBJECT TO THE LIMITATIONS AND PROCEDURES SET FORTH IN ARTICLE 7 BELOW.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrants to the Company as follows:

        3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, each with full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of Parent and Merger Sub are duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

        3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors of each of Parent and Merger Sub, and no other action on the part of the Board of Directors of either Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by

Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        3.3 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Parent's Class A Common Stock into which the Parent Common Stock issuable (or reserved for issuance) in connection with the Merger are convertible, have been reserved for issuance and, when issued upon such conversion, will be duly authorized, validly issued, fully paid and non-assessable.

        3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all SEC Documents filed by it with the SEC since September 30, 1998, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and to the knowledge of Parent, none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements. Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities or other obligations, except for Liabilities and obligations (i) incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.

        3.5 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by the Parent of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Parent or Merger Sub; or

                (b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or their respective Assets or Properties, except as would not be reasonably expected to have a material adverse effect on the Business or Condition of the Company.

        3.6 Absence of Changes. Since the SEC Report Date, there has not been a material adverse effect, or any event or development which, individually or together with other such events, would reasonably be expect to result in a material adverse effect, on the Business or Condition of Parent.

        3.7 Pooling of Interests. Neither the Parent nor any of its directors, officers or shareholders has intentionally taken any action which would reasonably be expected to preclude Parent's ability to account for the Merger as a Pooling of Interests.

        3.8 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        3.9 Investment Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

        3.10 Approvals. Schedule 3.10 contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by Parent which are required to be given to or obtained by Parent from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 4
             STRATEGIC ALLIANCE; CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Loan to the Company. Concurrently with the execution of this Agreement, Parent will loan $6.0 million to the Company (the "Loan"). (The transactions described in this Section 4.1 and in Sections 4.2, 4.3, 4.4 and 4.5 are referred to as the "Strategic Alliance"). The Loan will be evidenced by a
Note in the form of Exhibit F (the "Note"). The Company represents and warrants to Parent in connection with the Loan and the execution and delivery by the Company of the Note, as follows:

                (a) The Company has full corporate power and authority to execute and deliver the Note and to perform its obligations thereunder. The execution and delivery by the Company of the Note and the performance by the Company of its obligations thereunder, have been duly and validly authorized by all necessary action by the Board of

Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of the Note.

                (b) The Note, upon delivery by the Company to Parent, will have been duly and validly executed and delivered by the Company and, assuming the receipt of the Loan by the Company, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. The execution and delivery by the Company of the Note and the performance by the Company of its obligations under the Note will not:

                        (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company;

                        (ii) conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

                        (iii) (I) conflict with or result in a violation or breach of, (II) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (III) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (IV) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (V) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (VI) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties or (VII) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

        4.2 Operating Plan. The Company has previously delivered to Parent its Orion SA Product development and operating plan (as the same may be modified as hereinafter provided, the "Operating Plan"). The Company will in all material respects use the proceeds of the Loan in accordance with the Operating Plan, which may hereafter be modified from time to time by the Company's Board of Directors (at a duly noticed meeting (which may be telephonic) and not by unanimous written consent) to the extent that the Board of Directors believes in good faith that such change would enhance the value of the Company to Parent as an acquired entity. No such change or modification to the Operating Plan shall become effective prior to five (5) Business Days after written notice of such change or modification is provided to Parent. The Company agrees to conduct its business and product development in material compliance with the Operating Plan, and to submit all material changes or modifications to the Operating Plan for the prior review and approval of the Company's Board of Directors..

        4.3 Engineering Assistance. So long as the Company is not in material breach of its obligations hereunder, including compliance with the Operating Plan, from the date hereof to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, upon request of the Company, Parent will use commercially reasonable efforts to make its existing engineers available (subject to the demands of Parent's development and other engineering projects as they may exist from time to time) to assist and supplement the Company's engineering resources in order to facilitate the completion of the Company's Orion SA Product technical and schedule milestones as set forth in the Operating Plan. The Company and Parent shall agree in writing, in advance of Parent providing such services to the Company, on the charges and reimbursable expenses to be paid by the Company to Parent in respect of such engineering services.

        4.4 Joint Marketing. So long as the Company is not in material breach of its obligations hereunder, including compliance with the Operating Plan, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 8, Parent and the Company will engage in a cooperative sales and marketing effort to promote the Company's Orion SA Product and the Parent's ethernet networking products to potential customers. Such marketing effort will under all circumstances be in full and complete compliance with applicable antitrust laws. To this end, Parent and the Company agree that such marketing effort will not involve or directly affect the price at which each party sells its products or the quantity level at which each party produces such products. To encourage a successful relationship, both parties agree to promote with their customers the other party's product(s) as the preferred solution. Parent and the Company agree, however, that the other party will not be restricted in any way from supporting their customers who have chosen to use a third party's products. The parties will cooperate in the joint sales and marketing effort by, among other things, developing a joint marketing plan and committing resources to such efforts, provided that, neither shall commit the other (financially or otherwise) without its prior written consent. The parties will also engage in an exchange of technical information to ensure compatibility and ease of implementation.

        4.5 Board Observer Rights. From the date hereof to the first to occur of
(a) the Effective Time or (b) the termination of this Agreement in accordance with Article 8, Parent will be invited to have up to two representatives of Parent attend all meetings of the Company's the Board of Directors and any board committees as an observer and to receive copies of all materials and communications provided to the Company's Board of Directors and board committees when so distributed, all subject to an appropriate confidentiality agreement. Parent's representatives will not be excluded from any portion of such meetings or discussions except only for those portions (i) in which the Company's position on issues with Parent is considered, (ii) in which the Company's attorney communicates with the Company's Board of Directors on matters where Parent's attendance might jeopardize the maintenance of the corporate attorney-client privilege for the Company, (iii) in which matters involving the relationship of the Company with competitors of Parent or other similar matters which would involve a substantial conflict of interest for Parent and (iv) in which, in the good faith judgment of counsel to the Company, participation by Parent is not appropriate under applicable Law, including, but not limited to, portions involving data which is not appropriate for dissemination to Parent under applicable antitrust or trade regulation Laws.

        4.6 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the

Effective Time, the Company agrees (unless Parent shall give its prior consent in writing which consent will not be unreasonably withheld or delayed) to carry on its business in the usual, regular and ordinary course consistent with past practice and the Operating Plan, to pay its Liabilities and Taxes consistent with the Company's past practices, to pay or perform other obligations when due consistent with the Company's past practices, subject to any good faith disputes over such Liabilities, Taxes and other obligations and, to the extent consistent with such business, to use commercially reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement or as set forth in the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed (and which shall be deemed to have been given if the action taken by the Company is in conformance with the Operating Plan):

                (a) enter into any Contract, commitment or transaction or incur any Liabilities in excess of $50,000 in the aggregate outside of the ordinary course of business consistent with past practice;

                (b) enter into any Contract in connection with any transaction involving a Business Combination;

                (c) alter, or enter into any Contract or other commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

                (d) enter into any strategic alliance, joint development or joint marketing Contract;

                (e) materially amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with past practice, or materially violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

                (f) enter into any transaction with any officer, director, shareholder or Affiliate of the Company, other than (i) pursuant to any Contract disclosed to Parent pursuant to Section 2.20 of the Disclosure Schedule, (ii) any contract of employment and listed pursuant to Section 2.18(a) of the Disclosure Schedule, (iii) compensation consistent with existing policies or as otherwise permitted by this Agreement or (iv) reimbursement of business expenses and similar matters in the ordinary course of business;

                (g) enter into or amend any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Company's Contracts, Licenses or agreements disclosed in the Disclosure Schedule;

                (h) commence any Action or Proceeding;

                (i) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding (or subsequently issued in compliance with this Agreement) Company Options, Company Warrants, Company Stock Purchase Right or Company Preferred Stock listed in Section 2.3 of the Disclosure Schedule, (ii) the issuance in the ordinary course of business of Company Options available for grant under the Stock Plan as in effect on the date hereof to employees who are not officers of the Company at exercise prices at least equal to the fair market value of the Company Common Stock on the Company Option grant date (fair market value being determined by the Company's Board of Directors in good faith and in consideration of reports of qualified independent valuation specialists to be obtained as of the date of this Agreement and at least once per quarter thereafter for the term of this Agreement) and with grant amounts and other terms consistent with past practice, or (iii) the repurchase of Company Restricted Stock from terminated employees in accordance with the Restricted Stock Purchase Agreement pursuant to which such Company Restricted Stock was sold (provided that any such repurchases, considered in the aggregate with the exercise of dissenters' rights, shall not prevent the ability of the parties to account for the Merger as a Pooling of Interests), the Company will not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or split, combine or reclassify any Company Capital Stock or Equity Equivalents or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents;

                (j) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding (or subsequently issued in compliance with this Agreement) Company Options, Company Warrants, Company Stock Purchase Rights or Company Preferred Stock listed in Section 2.3 of the Disclosure Schedule, (ii) the issuance in the ordinary course of business of Company Options available for grant under the Stock Plan as in effect on the date hereof to employees who are not officers of the Company at exercise prices at least equal to the fair market value of the Company Common Stock on the Company Option grant date (fair market value being determined by the Company's Board of Directors in good faith and in consideration of reports of qualified independent valuation specialists to be obtained as of the date of this Agreement and at least once per quarter thereafter for the term of this Agreement) and with grant amounts and other terms consistent with past practice, or (iii) the repurchase of Company Restricted Stock from terminated employees in accordance with the Restricted Stock Purchase Agreement pursuant to which such Company Restricted Stock was sold (provided that any such repurchases, considered in the aggregate with the exercise of dissenters' rights, shall not prevent the ability of the parties to account for the Merger as a Pooling of Interests), the Company will not issue, grant, deliver, sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock, Equity Equivalents or modify or amend the rights of any holder of any outstanding shares of Company Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants, Company Stock Purchase Rights or other Equity Equivalents) or enter into any agreements, arrangements, plans or understandings with respect to any such modification or amendment, nor shall the Company shall take any action to affect the number of shares of Company Capital Stock for which any shares of Company Capital

Stock, Company Options, Company Warrants or Company Stock Purchase Rights are convertible or exchangeable into, nor shall the Company issue any shares of Company Capital Stock which exchange or convert into shares of Company Common Stock at a ratio other than one-for-one;

                (k) take any action that would change the corporate governance of the Company, including (i) cause or permit any amendments to its articles of incorporation or by-laws or (ii) change the number of directors or the Persons serving as directors of the Company;

                (l) transfer (by way of a License or otherwise) to any Person rights to any Company Intellectual Property other than Licenses incidental to the sale of the Company's products in the ordinary course of business;

                (m) dispose of or sell, waive any right to license or lease, or incur any Lien on, any Assets and Properties of the Company, other than acquisitions or dispositions of inventory, or Licenses of products as permitted by clause (l) of this Section 4.6, or as the result of the payment for goods and services in the ordinary course or as otherwise permitted by this Agreement;

                (n) purchase any Assets and Properties of any Person other than acquisitions of inventory (including office supplies) or licenses of products in the ordinary course of business of the Company consistent with past practice;

                (o) make any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets, individually or in the aggregate in an amount exceeding $200,000;

                (p) except to comply with GAAP, write-off or write-down or make any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or make changes in any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding $100,000;

                (q) pay, discharge or satisfy, in an amount in excess of $50,000, in any one case, or $200,000 in the aggregate, any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials or incurred after November 30, 1998 in the ordinary course of business consistent with this Agreement;

                (r) fail to pay or otherwise satisfy its Liabilities consistent with the Company's past practices, except such as are being contested in good faith;

                (s) incur any Indebtedness or guarantee any such Indebtedness in an aggregate amount exceeding $50,000 or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                (t) grant any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, the terms of which are disclosed in the Disclosure Schedule;

                (u) increase greater than fifteen percent (15%) the salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

                (v) make any payment of consideration of any nature whatsoever to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company, other than (i) salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company or (ii) discretionary or stay bonuses which (x) continue existing employee compensation arrangements or (y) do not exceed $15,000 individually or $100,000 in the aggregate;

                (w) establish or modify (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

                (x) adopt, enter into, amend, modify or terminate (partial or complete) any Plan;

                (y) take any action, including the acceleration of vesting of any Company Options, Company Warrants, Company Stock Purchase Rights or Restricted Stock, or other rights to acquire shares of capital stock of the Company which would be reasonably likely to interfere with Parent's ability to account for the Merger as a Pooling of Interests or any other action that could jeopardize the tax-free reorganization hereunder, except as expressly required by any Contract set forth on the Disclosure Schedule as in effect on November 12, 1998;

                (z) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

                (aa) except as required by GAAP, make any material change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

                (bb) commence, terminate or change any line of business;

                (cc) cancel, materially amend or fail to renew any insurance policy other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion;

                (dd) materially amend, fail to renew, or fail to use commercially reasonable efforts to maintain, its existing Approvals or fail to observe any Law or Order applicable to the conduct of the Company's business or the Company's Assets and Properties, except as would not be reasonably likely to be material, either individually or in the aggregate;

                (ee) any failure to undertake any commercially reasonable action, including but not limited to paying or otherwise satisfying any obligations to procure, maintain, renew, extend or enforce any Company Intellectual Property;

                (ff) repurchase, cancel or modify the terms of any Company Capital Stock, Equity Equivalent, Company Option, Company Warrant, Company Stock Purchase Right or other financial instrument that derives the majority of its value from its convertibility into Company Capital Stock or Equity Equivalents, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions or (ii) the Stock Plan, in either case as in effect at November 20, 1998 (if in effect on that date) or, if later, the date such contractual provision (but not an amendment) originated (provided that any such repurchases, cancellations or modifications, considered in the aggregate with dissenters' rights, shall not prevent the ability of the parties to account for the Merger as a Pooling of Interests); or

                (gg) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (ff) above, or any other action that would prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder.

        4.7 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Article 8 hereof, the Company will not (and will instruct all of the Company's officers, directors, shareholders, attorneys, investment advisors, agents, representatives or Affiliates not to, and will use its commercially reasonable efforts so that any of the foregoing will not) directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (a) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information with respect to the Company to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into a Contract with any Person, other than Parent, providing for a Business Combination with the Company or any Subsidiary (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized) other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, the Company shall immediately notify Parent thereof and provide Parent with the details thereof. Each of the Company and Parent acknowledge that this Section 4.7 was a significant inducement for Parent to enter into this Agreement. If a shareholder of the Company who is also an employee inadvertently violates the restrictions set forth in this Section 4.7, the Company shall promptly, and any event within three (3) Business Days of becoming aware of such inadvertent violation, (x) instruct such employee-shareholder in writing to immediately cease all such activities, (y) notify in writing the Person with whom such employee-shareholder has had contact informing such Person of the restrictions imposed by this
Section 4.7, and (z) notify Parent in writing of such inadvertent violation, including the nature thereof. In an effort to avoid any such inadvertent violation, the Company shall inform each Person whose activities are restricted by this Section 4.7 of the terms of such restriction. An inadvertent violation of the restrictions set forth in this Section 4.7 by an employee-shareholder of the Company shall not constitute a material breach of this Agreement by the Company. Violations of the restrictions set forth in this Section 4.7 by any shareholder-employee who is also an officer or director of the Company shall in no event be considered to be "inadvertent".

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

        5.1 Fairness Hearing; Registration of Shares. Parent, Merger Sub and the Company shall each take all steps necessary or desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the "Commissioner") of the fairness (the "Fairness Approval") of the terms and conditions of the issuance of the Parent Common Stock as contemplated by this Agreement after a hearing held pursuant to
Section 25142 of the California Code and the rules of the Commissioner thereunder. If for any reason whatsoever the Commissioner does not render a Fairness Approval of the terms and conditions of the issuance of the Parent Common Stock as contemplated by this Agreement (or if Parent determines in its reasonable judgment on or before February 5, 1999 not to pursue such a hearing; provided that Parent shall consult with the Company prior to making such determination), the parties hereto agree to take all steps necessary and desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to have the issuance of the shares of Parent Common Stock to be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the "Registration Statement") by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the Registration Statement with respect to the Parent Common Stock to be issued in connection with the Merger, which shall be in form and substance satisfactory to Parent (but with advance copies provided to the Company for its review and comment, which such comments shall be promptly conveyed by the Company). Each of Parent and the Company will use all commercially reasonable efforts to respond to any comments of the SEC. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement. As promptly as practicable after comments are received from the SEC, Parent shall file with the SEC an amendment to the Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to shareholders of the Company, such amendment or supplement.

        5.2 Approval of the Shareholders. Promptly (and in any event within fifteen (15) days) following the Fairness Approval (or, if such Fairness Approval is not obtained or if Parent determines in its reasonable judgment on or before February 5, 1999 not to pursue such a hearing, as soon as permissible under applicable Law following the effectiveness of the Registration Statement), the Company shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption at a special meeting of its shareholders or by written consent (the "Special Meeting") as provided by the California Code, its articles of incorporation and by-laws. The Company shall use all commercially reasonable efforts to obtain the "approval of the shareholders" of the Company within the meaning of Section 153 of the California Code to the Merger and this Agreement and the transactions contemplated hereby and to enable the Closing to occur as promptly as practicable. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed Support Agreement from each of the shareholders listed in
Schedule 5.2., who beneficially own shares of Company Capital Stock representing more than 50% of the voting power of the issued and outstanding Company Capital Stock entitled to vote with respect to the Merger and more than 50% of each class of Company Capital Stock that is entitled to vote as a separate class with respect to the Merger. The materials submitted to the shareholders of the Company in respect of the Special Meeting shall include any materials required by the rules and regulations promulgated under the Code in connection with obtaining the Fairness Approval and shall have been subject to prior review and comment by Parent (which such comments will be promptly conveyed by Parent, which shall have at least five (5) Business Days to review such materials) and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the transactions contemplated thereby (and, if a Registration Statement is used, the prospectus included as part of the Registration Statement). Parent will promptly provide to the Company any information in its possession or reasonably available to it that is necessary for preparation of the information or proxy statement that the Company will send to its shareholders in connection with the Company's solicitation of written consents or proxies for the Special Meeting. The written information that Parent will supply to the Company expressly for inclusion by the Company in such information or proxy statement, and any written information that the Company will supply to Parent expressly for inclusion in either the materials to be filed with the California Department of Corporations in connection with the Fairness Hearing or the Registration Statement, will not knowingly contain any untrue statement of material fact or omit any material facts required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access (subject to reasonable supervision and, at the Company's option, logging of information to which access is provided) to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit Parent and Merger Sub to make such inspections as they may require; (iii) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent and Merger Sub from time to time may request, including without limitation financial statements and schedules (provided that, except as required or necessary in connection with the parties' obligations pursuant to Sections 4.3 and 4.4, the Company shall not be required to make any technical information (other than technical information of the type typically made available to customers or potential customers) available at any location other than the Company's headquarters and none of such technical information shall be removed from such headquarters (whether in written, electronic or other format) without the prior written consent of the Company); (iv) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

        5.4 Confidentiality. Contemporaneously with the execution and delivery of this Agreement, the parties shall enter into an amended Joint Nondisclosure Agreement substantially in the form attached hereto as Exhibit G, which, among other things, shall apply to any information exchanged pursuant to Sections 4.3, 4.4, 4.5, 5.2 (other than information that is included in the Registration Statement or the Company's information or proxy statement) and 5.3.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

        5.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the NASD, prior to the

Effective Time, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed. Parent will use its good faith efforts to provide advance notice to the Company of any disclosure that it intends to make as required by Law or by the rules and regulations of the NASD. The parties have, prior to the execution and delivery of this Agreement, agreed upon the text of a joint press release with respect to the announcement of this Agreement.

        5.7 Approvals. Parent and the Company shall use commercially reasonable efforts to obtain the Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger so as to preserve all rights of and benefits to Parent or the Company (as applicable) thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

        5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 Pooling of Interests Accounting. The Company, Parent and Merger Sub shall each use their commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a Pooling of Interests from and after the Effective Time. The Company and Parent shall each use their commercially reasonable efforts to cause their respective employees, directors, shareholders and Affiliates not to knowingly take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a Pooling of Interests from and after the Effective Time.

        5.11 Company Affiliate Agreements. Schedule 5.11 sets forth those persons who, in the Company's reasonable judgment following consultation with Latham & Watkins and the Company's Independent Accountants, are or may be "affiliates" of the Company within the meaning of the SEC's Accounting Releases Nos. 130 and 135 (the "Company Affiliates"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all commercially reasonable efforts to deliver or cause to be delivered to Parent on or prior to the Closing from each of the Company Affiliates, an executed Affiliate Agreement.

        5.12 Parent Affiliate Agreements. Schedule 5.12 sets forth those persons who, in Parent's reasonable judgment following consultation with Irell & Manella LLP and Ernst & Young LLP, are or may be "affiliates" of Parent within the meaning of the SEC's Accounting Releases Nos. 130 and 135 (the "Parent Affiliates"). Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use all commercially reasonable efforts to deliver or cause to be delivered to Parent prior to the Closing from each of the Parent Affiliates, an executed Parent Affiliate Agreement.

        5.13 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person, provided that Parent shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.14 Indemnification. Parent, Merger Sub, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation (including mandatory advancement of expenses) existing on the date of this Agreement in favor of the employees, agents, directors or officers of the Company and any person who served at the Company's request as a fiduciary or other representative for any Plan maintained by the Company (the "Company Indemnified Parties") as provided in its Articles of Incorporation or Bylaws or indemnification agreements shall continue in full force and effect for a period of not less than six years from the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Articles of Incorporation or Bylaws or indemnification agreements of the Surviving Corporation or otherwise shall be made by independent counsel selected by the Surviving Corporation reasonably satisfactory to the Company Indemnified Party (whose fees and expenses shall be paid by the Surviving Corporation), which such determination shall be final and binding on the parties thereto and Parent. Parent unconditionally guarantees the Surviving Corporation's payment and other obligations provided for in this Section 5.14.

        5.15 Form S-8. In the event of the consummation of the Merger, Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options and Company Stock Purchase Rights promptly (and in any event within ten (10) Business Days) after the Effective Time to the extent the shares of Parent Common Stock issuable upon exercise of such Company Options or Company Stock Purchase Rights qualify for registration on Form S-8. Parent shall use its commercially reasonable efforts (and in any event the same efforts as it uses with respect to any registration statement filed by Parent for options issued to its employees) to keep such registration statement (or a successor) effective for so long as any such options are outstanding and exercisable.

        5.16 NNM Listing of Additional Shares Application. Parent shall use its commercially reasonable efforts to cause to be authorized for listing on the NNM the shares of Class A Common Stock of Parent into which the shares of Parent Common Stock to be issued, and the shares of Parent Common Stock required to be reserved for issuance, in connection with the Merger, will be converted upon disposition, upon official notice of issuance.

        5.17 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and the Company's Independent Accountants to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (ii) the review of any Company audit work papers since formation of the Company, including, as applicable, the review of selected interim financial statements and data.

        5.18 Termination of 401(k) Plans. Upon the request of Parent, the Board of Directors of the Company, and of any Subsidiary, shall adopt resolutions terminating, immediately before the Closing Date, any Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any Subsidiary. Nothing in this Section 5.18 shall obligate the Company or any Subsidiary to take any action before the Closing Date in connection with the termination of any such Plan (including, without limitation, the making of distributions to participants or the filing of Form 5310 with the Internal Revenue Service), other than the adoption of resolutions as set forth in the preceding sentence and the notification to participants in such Plan that such resolutions have been adopted.

        5.19 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

        5.20 Section 280G Plans. To the extent that it would not prevent the ability of the parties to account for the Merger as a Pooling of Interests, the Company shall use its commercially reasonable efforts to cause its shareholders to approve any employee compensation arrangements, payments, Company Options or Company Stock Purchase Rights or Company Restricted Stock so that at the Effective Time the Company is not obligated to make any payments, nor is it a party to any Contract that that (i) could result in payments or issuances of Company Capital Stock are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or (ii) would result in an excise tax to the recipient of any such payment under Section 4999 of the Code, as a result of, in connection with, or following the consummation of, the Merger; provided, however, that nothing set forth in this Section 5.20 shall authorize or require the Company or its shareholders to take any action that would prevent the ability of the parties to account for the Merger as a Pooling of Interests.

        5.21 Additional Affiliate Agreements. Each of the Company and Parent agrees that if any Person would have been a Company Affiliate or Parent Affiliate had such Person been a shareholder of the Company or Parent, respectively, the Company or Parent, as appropriate, shall cause such person to execute and deliver to the Company or Parent a Company Affiliate Agreement or Parent Affiliate Agreement, as appropriate, promptly upon such Person attaining such status.

        5.22 Employee Nonsolicitation. Parent and the Company each agree that, for a period of eighteen months from the date of this Agreement, it will not, directly or indirectly, solicit to employ any of officers or employees of the other, without obtaining the prior written consent of Parent or the Company, as applicable; provided, however, that nothing contained herein shall prohibit Parent or the Company from making offers of employment to or hiring persons who first approach it regarding employment; and provided further that general advertising regarding the availability of employment opportunities (whether by print, radio, electronic media, website or otherwise) shall not constitute "solicitation". The parties each acknowledge that their employees are subject to confidentiality and similar agreements which prohibit the use or dissemination of proprietary information.

        5.23 Company Audited Financials. The Company will use its commercially reasonable efforts to prepare and deliver to Parent within twenty days of the date of this Agreement (i) the Company Audited Financials and (ii) a schedule summarizing the adjustments made to the Company Financials for the period ended December 31, 1998 (which will be prepared on a basis consistent in all material respects with the Company Financials) in order to arrive at the Company Audited Financials.

                                   ARTICLE 6
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained; and any waiting period applicable to the consummation of the Merger under the HSR Act (including with respect to the receipt of Parent Common Stock by a shareholder of the Company) shall have expired or been terminated.

                (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Parent were to agree to limitations on its business activities or operations (unless such divestitures would be required as a result of the acquisition of another business entity by Parent after the date hereof).

                (c) Tax Opinions. Parent and the Company shall each have received written opinions from their counsel in form and substance reasonably satisfactory to each of them, and dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions; if these opinions cannot be delivered, the parties agree to negotiate in good faith to attempt to agree upon an alternative structure that would allow the tax opinions to be rendered, but which does not change the expected benefits to the parties of the transaction.

                (d) Opinion of Accountants. Parent and the Company shall each have received letters, dated on or prior to the Closing Date in form and substance reasonably satisfactory to them, and dated the Closing Date, (i) from Ernst & Young LLP and regarding that firm's concurrence with Parent management's and Company management's conclusions, respectively, as to the appropriateness of accounting for the Merger as a Pooling of Interests if the Merger is closed and consummated in accordance with this Agreement and (ii) from the Company's Independent Accountants and regarding that firm's concurrence with Company management's conclusion as to the ability of the Company to participate in a Pooling of Interests transaction as of the Closing Date.

                (e) Affiliate Agreements. Each Company Affiliate and Parent Affiliate shall have executed and delivered to the Company and Parent a Company Affiliate Agreement and Parent Affiliate Agreement, and such agreements shall be in full force and effect.

                (f) Shareholder Approval. The Merger shall have been approved by the requisite votes of the Company's shareholders in accordance with California Law.

                (g) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                (h) [Intentionally Omitted.]

                (i) Fairness Approval; Effectiveness of Registration Statement. The Fairness Approval shall have been obtained, or, if Parent elects to proceed with the Registration Statement as provided in Section 5.1, the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the Fairness Approval or, if applicable, the effectiveness of the Registration Statement shall have been issued by the Commissioner or the SEC, as applicable, and no proceedings for that purpose and no similar proceeding in respect of the Company's information or proxy statement shall have been initiated or threatened by the Commissioner or the SEC, as applicable.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

                (a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct on and as of the Closing Date though each such representation and warranty was made on and as of the Closing Date, and any representation and warranty made as of a specified date shall also have been true and correct on and as of such earlier date, except where the failure of any such representations and warranties to be true and correct (without regard to any materiality qualifier contained therein and considered individually or in the aggregate) would not be reasonably expected to have a material adverse effect on the Business or Condition of Parent, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

                (b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Merger Sub at or before the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

                (c) [Intentionally Omitted].

                (d) Legal Opinion. The Company shall have received a legal opinion from Irell & Manella LLP, counsel to Parent, in form and substance reasonably satisfactory to it.

                (e) NNM Listing. The shares of Class A Common Stock of Parent into which the Parent Common Stock issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger will be converted upon disposition shall have been authorized for listing on the NNM upon official notice of issuance.

                (f) Tax Representation Letter. Parent shall have executed and delivered to the Company a tax representation letter in form and substance reasonably satisfactory to the Company.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Closing Date though each such representation and warranty was made on and as of the Closing Date, and any representation and warranty made as of a specified date shall also have been true and correct on and as of such earlier date, except where the failure of any such representations and warranties to be true and correct (without regard to any materiality qualifier contained therein and considered individually or in the aggregate) would not be





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

reasonably expected to have a material adverse effect on the Business or Condition of the Company, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

                (b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

                (c) [Intentionally Omitted].

                (d) Legal Opinion. Parent shall have received legal opinions from Latham & Watkins and General Counsel Associates, legal counsel to the Company, in form and substance reasonably satisfactory to it.

                (e) Non-Competition Agreements. Each of the persons listed on
Schedule 6.3(e) shall have executed and delivered to Parent a Non-Competition Agreement.

                (f) Retention Agreements. Each of the persons listed on Schedule 6.3(f) shall have executed and delivered to Parent a Retention Agreement.

                (g) Tax Representation Letter. The Company shall have executed and delivered to Parent a tax representation letter in form and substance reasonably substantially to Parent.

                (h) Limitation on Dissent. Holders of no more than 3.0% of the outstanding shares of Company Capital Stock shall have exercised and not withdrawn, forfeited or otherwise permitted to lapse appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                (i) No Bankruptcy. There shall not have been a Bankruptcy Event.

                (j) Key Employee Retention. Each of the individuals listed on
Schedule 6.3(j) shall continue to be employed by the Company as of the Closing, except if such employment has terminated as the result of the death or Permanent Disability of such individual; provided, however, that this condition shall be deemed waived by Parent with respect to a particular individual named in
Schedule 6.3(j) unless Parent gives the Company written notice of termination of the Agreement within thirty days after receipt of written notice from the Company that such individual has ceased to be employed by the Company for reasons other than death or Permanent Disability.

                (k) Employee Retention. Either (i) at least seventy five percent (75%) of the twenty eight (28) engineering and research and development employees of the Company as of the date of this Agreement shall be employed by the Company as of the Closing, or (ii) less than seventy five percent (75%) but at least fifty percent (50%) of such employees shall be employed by the Company as of the Closing and there has not been a material adverse effect on the Business or Condition of the Company, the Operating Plan or the Company's product plans or schedule as a result of any diminution in the number of such employees. For purposes of this Section 6.3(k), individuals who are not employed by virtue of death, Permanent Disability or involuntary termination by the Company are excluded from all calculations.

                (l) FIRPTA Compliance. The executed statement in the form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) previously delivered by the Company to Parent shall continue to be in full force and effect.

                (m) Third Party Consents. Parent shall have received evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed in Schedule 6.3(m) (with such consents, approvals or waivers to be in form and substance satisfactory to Parent and sufficient to enable Parent to utilize, exploit or transfer any such Company Intellectual Property through the Company or Parent or through or to any other Subsidiary of Parent).

                (n) Banks and Brokerage Accounts. Parent shall have received from the Company (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

                (o) Company Intellectual Property. No Person shall have (i) commenced, or shall have notified either party to this Agreement that it intends to commence, an Action or Proceeding or (ii) provided the Company with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual Property, presently embodied, or proposed to be embodied, in the Company's products (including, but not limited to, the Orion SA Product) or utilized in Company-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to exploit such Intellectual Property, including the Company Intellectual Property, unless such Person shall have withdrawn such notice and abandoned any such Action or Proceeding prior to the time which otherwise would have been the Closing Date.

                                   ARTICLE 7
             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS; ESCROW PROVISIONS

        7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to

Section 5.3 or otherwise), each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article 6 of this Agreement; provided, however, that, except in the case of fraud (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding any negligent or reckless breach), no reliance can be made on, or claim made in respect of, any representation, warranty, covenant or agreement specific compliance with which was waived in writing, including, but not limited to, the waiver of any related closing condition contained in Article 6. Except as otherwise provided in Section 9.5, all of the representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the earlier of (i) the six month anniversary of the Closing Date or (ii) the Financial Statements Publication Date for the fiscal year in which the Closing Date occurs (the earlier to occur of (i) and (ii) is referred to herein as the "Expiration Date"). Each of the parties hereto agrees that, except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub or the Company has made any representations or warranties, and except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to Article 6 of this Agreement, each of Parent, Merger Sub and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives (collectively, "Representatives") with respect to this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information with respect to any one or more of the foregoing. The inclusion of any entry on the Company Disclosure Schedule shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

        7.2 Escrow Provisions.

                (a) Establishment of the Escrow Fund. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any shareholder, will be deposited with the Depositary Agent (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective
Time), such deposit to constitute the Escrow Fund to be governed by the terms set forth herein and at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 1.6. Notwithstanding the references in this Agreement to the "escrow" and the Escrow Fund, the parties acknowledge and agree that the Depositary Agent is acting as a depository and not as an escrow agent pursuant to this Article 7.

                (b) Recourse to the Escrow Fund. The Escrow Fund shall be available (and, subject to the last sentence of this clause (b), shall be the sole and exclusive remedy) to compensate Parent and Merger Sub, and their respective officers, directors, employees, agents and Affiliates, for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Parent or Merger Sub, their respective officers, directors, employees, agents or Affiliates, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or in any instrument delivered by the Company pursuant to Article 6 of this Agreement which survived the Effective Time in accordance with this Agreement; provided, however, that Parent and Merger Sub may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $100,000 (at which such time claims may be made for all such Losses incurred or sustained); and provided further that Parent may not make any claims against the Escrow Fund for any failure of the Company to make payments of principal or interest under the Note. Parent, Merger Sub and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the shareholders of the Company. The shareholders of the Company shall not have any liability under this Agreement of any sort whatsoever in excess of the Escrow Fund, except in the event of a fraudulent breach (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding a negligent or reckless breach) by the Company of any of its representations, warranties, agreements or covenants contained herein or in any other instrument or document required to be delivered pursuant to Article 6 of this Agreement in connection herewith. In the event of such a fraudulent breach, Parent and Merger Sub shall have all remedies available at law or in equity (including for tort) with respect to such breach; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall any shareholder of the Company have any liability in excess of the Merger consideration received by such shareholder in connection with the Merger or the proceeds, if any, received by such shareholder in connection with the disposition of such Merger consideration.

                (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this
Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner as provided in
Section 7.2(g) hereof, to satisfy any unsatisfied written claims under this
Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the shareholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the shareholders of the Company pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and Parent shall use all its commercially reasonable efforts to have such shares delivered within five (5) Business Days of such resolution.

                (d) Protection of Escrow Fund.

                        (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (ii) Any shares of Parent Common Stock or other Equity Equivalents securities issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend.

                        (iii) Each shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

                (e) Claims Upon Escrow Fund.

                        (i) Upon receipt by the Depositary Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related (including, but not limited to, the specific provision breached), the Depositary Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

                        (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(e)(i), the shares of Parent Common Stock shall be valued at the Closing Price.

                (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Depositary Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty
(30) day period, the Depositary Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such 30 day period.

                (g) Resolution of Conflicts; Arbitration.

                        (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, joint written instructions setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the dispute pursuant to Section 9.10 unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.

        7.3 Shareholder Agent of the Shareholders; Power of Attorney.

                (a) Shareholder Agent. In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, Nicholas Mitsakos shall be appointed as agent and attorney-in-fact (the "Shareholder Agent") for each shareholder of the Company (except such shareholders, if any, as shall have perfected their dissenters' rights under California Law), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

                (b) Exculpation. The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

                (c) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision for all of the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund, and shall be final, binding and conclusive upon each of such shareholders, and the Depositary Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of the Company. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

        7.4 Third-Party Claims. In the event Parent becomes aware of a third-party claim (a "Third Party Claim") which Parent reasonably expects may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the shareholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Shareholder Agent's consent (which consent shall not be unreasonably withheld or delayed), Parent may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article 8 to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement as consented to by the Shareholder Agent.

        7.5 Depositary Agent's Duties.

                (a) Limitation on Duties of Depositary Agent. The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                (b) Compliance with Orders. The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

                (c) Limitations on Liability of Depositary Agent. The Depositary Agent shall not be liable:

                        (i) in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or

                        (ii) for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

                (d) Good Faith of Depositary Agent. In performing any duties under the Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                (e) Non-responsibility of Depositary Agent. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                (f) Indemnification of Depositary Agent. Parent and the Surviving Corporation and their respective successors and assigns agree jointly and severally to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the performance of the Depositary Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                (g) Resignation of Depositary Agent. The Depositary Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary Agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor Depositary Agent within 30 days after receiving such notice. If the parties fail to agree upon a successor Depositary Agent within such time, the Depositary Agent shall have the right to appoint a successor Depositary Agent authorized to do business in the State of California. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Depositary Agent as if originally named as Depositary Agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.

                (h) Fees. All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Parent agrees to pay these sums upon demand.

                                   ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

                (a) by mutual agreement of the Company, Parent and Merger Sub;

                (b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 11:59 p.m. (Pacific Time) on May 31, 1999 (the "Termination Date") (provided, however, that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided further that if the Closing does not occur by May 31, 1999 as the result of the failure by Alliance Semiconductor Corporation to receive early termination or expiration of the applicable waiting period under the HSR Act for its acquisition of shares of Parent Common Stock in connection with the Merger (other than because of Parent's failure to make any required responsive filings under the HSR Act) and at that time Alliance Semiconductor Corporation is continuing to seek such early termination or expiration, then the Termination Date shall be extended to the fifth (5th) Business Day after such early termination or expiration is obtained or such efforts are abandoned, but in no event later than June 30, 1999); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

                (c) by Parent and Merger Sub or the Company if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent's or the Merger Sub's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger (unless, in the case of Parent and Merger Sub, such dispositions or obligations to hold separate would be required as a result of the acquisition of another business entity by Parent after the date hereof ); provided, however, that the Company may not exercise its termination right pursuant to clause (ii) if Parent notifies the Company in writing within ten (10) calendar days of the event that would otherwise trigger such right that it will agree to, or will agree to negotiate in good faith (and continues thereafter to negotiate in good faith) with respect to, such a disposition or obligation to hold separate);

                (d) by Parent if neither it nor Merger Sub are in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company has not cured and is not using its commercially reasonable efforts to cure such breach after notice of such breach to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Section 6.1 or 6.3, as the case may be, would not then be satisfied;

                (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent has not cured and is not using its commercially reasonable efforts to cure such breach after notice of such breach to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.1 or 6.2, as the case may be, would not then be satisfied by the Company;

                (f) by Parent if, if at any time after five (5) days following the Special Meeting, holders of more than 3.0% of the outstanding shares of Company Capital Stock shall have exercised, or have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger;

                (g) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, if the Merger shall not have been approved at the Special Meeting by the requisite votes of the Company's shareholders in accordance with the California Code;

                (h) By Parent, if any of the individuals listed on Schedule 6.3(j) cease to be employed by the Company, except if such employment has terminated as the result of the death or Permanent Disability of such individual; provided, however, that Parent may exercise this termination right with respect to a particular individual named in Schedule 6.3(j) only if Parent gives the Company written notice of termination of the Agreement within thirty days after receipt of written notice from the Company that such individual has ceased to be employed by the Company for reasons other than death or Permanent Disability; or

                (i) By Parent, if, at any time, (i) less than seventy five percent (75%) of the twenty eight (28) engineering and research and development employees of the Company as of the date of this Agreement shall be employed by the Company and there has been a material adverse effect on the Business or Condition of the Company, the Operating Plan or the Company's product plans or schedule as a result of any diminution in the number of such employees or (ii) less than fifty percent (50%) of such employees of the Company shall be employed by the Company. For purposes of this Section 8.1(i), individuals who are not employed by virtue of death, Permanent Disability or involuntary termination by the Company are excluded from all calculations.

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

        8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6, 5.22, 9.1, 9.2, 9.5, 9.6, 9.7, 9.9,
9.10 and 9.11 and Section 7.1 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        8.5 Remedies. If the Merger is not consummated as the result of an intentional breach of this Agreement by a party hereto, then the non-breaching party shall be entitled to such remedies as may be available at law or in equity. If the Merger is not consummated as the result of the failure of any of the conditions to the parties' respective obligations thereto (other than the conditions set forth in Section 6.1(a) (as it relates to the HSR Act), 6.1(e) (as it relates to delivery of Company Affiliate Agreements), 6.1(f), 6.3(e), 6.3(f), 6.3(g), 6.3(h), 6.3(i), 6.3(l), 6.3(m), 6.3(n) or 6.3(o)), then if such failure occurs as the result of either (x) an inadvertent or unintentional breach of this Agreement by Parent or Merger Sub or

(y) any reason other than a breach of this Agreement by any of the parties hereto, then the principal amount of the Note will be reduced as set forth in the Note (with any such event which causes such reduction being referred to as a "Step-down Event"), and the Company agrees that such reduction in the principal amount of the Note shall be its sole and exclusive remedy hereunder. If the Merger is not consummated as the result of the failure of any of the conditions to Parent's or Merger Sub's obligations hereunder and such failure is the result of an inadvertent or unintentional breach of this Agreement by the Company, then Parent and Merger Sub agree that their sole and exclusive remedy shall be to terminate this Agreement as provided in Section 8.1 hereof. If the Merger is not consummated as the result of the failure of any of the conditions to the parties' respective obligations thereto set forth in Section 6.1(e) (as it relates to delivery of Company Affiliate Agreements), 6.1(a) (as it relates to the HSR Act), 6.1(f), 6.3(e), 6.3(f), 6.3(g), 6.3(h), 6.3(i) 6.3(l), 6.3(m),
6.3(n), or 6.3(o)), which failure was not the result of any intentional breach of this Agreement by Parent or Merger Sub, then the Company agrees that its sole and exclusive remedy shall be to terminate the agreement as provided in Section
8.1 hereof.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

        9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

               If to Parent or Merger Sub to:

               Broadcom Corporation
               16215 Alton Parkway
               Irvine, California 92618
               Facsimile No.:  (949) 450-8715
               Attn: President and Chief Executive Officer and
               Attn: General Counsel

               with a copy to:

               Irell & Manella LLP
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California 90067
               Facsimile No.:  (310) 203-7199
               Attn:  Milton B. Hyman, Esq.

               If to the Company to:

               Maverick Networks
               683 River Oaks Parkway

               San Jose, CA 95134
               Facsimile No.:  (408) 434-6032
               Attn: President and Chief Executive Officer

               with copies to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California 94025
               Facsimile No.:  (650) 463-2600
               Attn:  Christopher L. Kaufman, Esq.

               and to:

               General Counsel Associates LLP
               1891 Landings Drive
               Mountain View, CA 94043
               Facsimile No.: (650) 428-3901
               Attn: Betsy E. Bayha, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

        9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than, from and after the Effective Time, any Person entitled to indemnity under Section 5.14 or Article 7 or any holder of Company Options, Company Warrants or Company Stock Purchase Rights entitled to have such Company Options, Company Warrants or Company Stock Purchase Rights assumed by the Company pursuant to Section 1.6(c) or to have the shares of Parent Common Stock issuable from and after the Effective Time in connection with the exercise or conversion thereof registered pursuant to
Section 5.15. Notwithstanding anything to the contrary contained in Section 7.1, the parties obligations under Sections 1.6, 1.7, 1.8, 1.10, 1.11, 5.13, 5.14,
5.15 and 5.16 and Articles VII, IX and X shall survive consummation of the Merger until the parties' obligations thereunder have been satisfied in full.

        9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Subject to any temporary injunctive relief pursuant to Section 9.13, any and all disputes between the parties with respect to this Agreement shall be determined by binding arbitration in accordance with the provisions of Section 9.10 hereof.

        9.10 Arbitration . In the event of any dispute under this Agreement which the parties are unable to resolve themselves, the matter, regardless of its nature, shall be settled by arbitration in accordance with the then most applicable rules of the American Arbitration Association conducted in the city and county of Orange County, California (if arbitration is requested by the Company) or Santa Clara, California (if arbitration is requested by Parent), by three arbitrators, one (1) selected by Parent and one (1) selected by the Shareholder Agent, and the two (2) arbitrators selected by Parent and the Shareholder Agent shall select a third arbitrator from a list of nine arbitrators drawn by the two arbitrators at random from the "Independent" or "Gold Card" list of retired judges. Any arbitration shall be administered by the American Arbitration Association only if the parties so agree. Each of the arbitrators selected by Parent and the Company must be a corporate lawyer who is a partner at a nationally-recognized law firm which has not provided and does not provide services to either Parent or the Company.

                (a) Application of Procedures. This agreement to resolve any disputes by binding arbitration shall extend to any claims against any shareholder of any of the parties, any brother-sister company, parent, subsidiary, Affiliate, any officer, director, employee or agent of any of the parties, and shall apply as well to claims arising out of federal or state Laws as well as to claims arising under common law. The arbitrators shall apply the same substantive law, and may only utilize the same remedies, as would be applied or utilized, as applicable, by a court having jurisdiction over the parties and their dispute. The arbitrators shall, upon an appropriate motion, dismiss any claim brought in arbitration if the arbitrators determine that the claim does not state a claim or a cause of action which could have properly been pursued through court litigation. In the event of a conflict between the then most applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

                (b) Discovery. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification.

                (c) Decision of Arbitrators. The decision of a majority of the three (3) arbitrators as to any claim, including as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that a court determines that the arbitration procedures set forth herein is not absolutely final and binding, then it is the intent of the parties that any arbitration decision should be fully admissible in evidence, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

                (d) Judgment; Costs. Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. The arbitrators shall have the power to award the prevailing party in any arbitration (as determined by the arbitrators) its costs and expenses incurred in connection with the arbitration, including without limitation, reasonable attorneys' fees and costs, the fees of each arbitrator and the administrative costs of the arbitration.

        9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.

        9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.13 Specific Performance. Subject to the provisions of Section 8.5, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, pending final resolution of any dispute by arbitration pursuant to Section 9.10, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

                                   ARTICLE 10
                                   DEFINITIONS

        10.1 Definitions.

                (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                "Actions or Proceedings" means any action, suit, complaint, petition, investigation known to the party, proceeding, arbitration, litigation or Governmental or Regulatory Authority audit or other proceeding known to the party, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

                "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 10% or more of any class of equity securities of that Person or (ii) 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person, or (c) any director, partner or officer of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                "Aggregate Company Share Number" means the aggregate number of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange of all issued and outstanding Company Options, Company Warrants and Company Stock Purchase Rights which are not exercised, converted, exchanged or expired as of the Effective
Time).

                "Aggregate Parent Share Number" means 864,200 shares of Parent Common Stock (as appropriately adjusted to reflect the effect of any stock split, stock dividend, stock combination, reorganization, reclassification or similar change occurring after the date of this Agreement and prior to the Effective Time).

                "Aggregate Parent Share Number Coefficient" means: (i) 1.00 in the event that the Closing Price is greater than or equal to 90% of the November Price, (ii) 1.267 in the event that the Closing Price is less than or equal to 60% of the November Price or (iii) 1.00 plus the Price Change Adjustment in the event that the Closing Price is less than 90% but greater than 60% of the November Price.

                "Agreement" means this Strategic Alliance Agreement and Plan of Merger, the Exhibits and the Disclosure Schedule and the certificates and instruments required to be delivered pursuant to Article 6 in connection herewith, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                "Agreement of Merger" has the meaning ascribed to it in Section 1.1.

                "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

                "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                "Bankruptcy Event" means that the Company shall have, pursuant to or within the meaning of any Bankruptcy Law, (A) commenced a voluntary case,
(B) had an involuntary case instituted against it (other than by Parent) which has not been dismissed within sixty days or, in any event, prior to the date that would otherwise have been the Closing Date, (C) consented to the appointment of a custodian of or for all or substantially all of its assets, or
(D) made a general assignment for the benefit of creditors.

                "Bankruptcy Law" means Title 11, U.S. Code or any similar foreign or U.S. federal or state law for the relief of debtors.

                "Books and Records" means all files, documents, instruments, papers, books and records maintained by the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

                "Business Combination" means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company, with respect to any of the foregoing.

                "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

                "Business or Condition of Parent" means the business, financial condition, results of operations or Assets and Properties of the Parent and each of its Subsidiaries, in the aggregate.

                "Business or Condition of the Company" means the business, financial condition, results of operations or Assets and Properties of the Company and each of its Subsidiaries, in the aggregate.

                "California Code" means the California Corporations Code, as amended.

                "Certificates" has the meaning ascribed to them in Section
1.7(b).

                "Closing" means the closing of the transactions contemplated by
Section 1.1.

                "Closing Date" has the meaning ascribed to it in Section 1.1.

                "Closing Price" means the average closing sales price of Parent's Class A Common Stock as traded on the NNM and reported by the Wall Street Journal, for the 30 consecutive market trading days commencing on the thirty-second trading day prior to the

Closing Date and ending on (inclusive) the third market trading day prior to the Closing Date (subject to equitable adjustment for any such closing sales prices which occur prior to any of the events described in Section 1.6(d)).

                "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                "Commissioner" has the meaning ascribed to it in Section 5.1.

                "Company" has the meaning ascribed to it in the forepart of this Agreement.

                "Company Affiliates" has the meaning ascribed to it in Section 5.11.

                "Company Affiliate Agreement" has the meaning ascribed to it in Recital E.

                "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

                "Company Common Stock" has the meaning ascribed to it in Section 2.3.

                "Company Audited Financials" means the audited balance sheet of the Company as of December 31, 1998, and the related audited statement of operations and statement of cash flows for the period from inception of the Company through December 31, 1998, together with the notes thereto and the unqualified report of the Company's Independent Accountants with respect thereto.

                "Company Financials" means (i) the unaudited balance sheet of the Company as of November 30, 1998, and the related unaudited statement of operations and statement of cash flows for the period from January 1, 1998 through November 30, 1998 and (ii) the monthly unaudited balance sheets of the Company for each month thereafter and the related unaudited statement of operations for such month, beginning with December 1998 and through and including the month ending immediately prior to the date of this Agreement.

                "Company Indemnified Party" has the meaning ascribed to it in
Section 5.14.

                "Company Intellectual Property" shall mean any Intellectual Property that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

                "Company Option(s)" means any Option to purchase Company Capital Stock, excluding the Company Warrants.

                "Company Preferred Stock" has the meaning ascribed to it in
Section 2.3.

                "Company Registered Intellectual Property" means all Registered Intellectual Property owned by, or filed in the name of, the Company.

                "Company Restricted Stock" means shares of Company Capital Stock purchased pursuant to an exercise of a Company Stock Purchase Right which are subject to a repurchase option by the Company.

                "Company Stock Purchase Right" means a right to purchase Restricted Stock of the Company granted pursuant to Section 11 of the Stock Plan or otherwise.

                "Company Warrants" means all of the warrants to purchase Company Capital Stock listed on Section 2.3 of the Disclosure Schedule.

                "Company's Independent Accountants" means PricewaterhouseCoopers LLP.

                "Contract" means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral).

                "Depositary Agent" means U.S. Stock Transfer Corporation (or other institution acceptable to Parent and the Shareholder Agent).

                "Disclosure Schedule" means the schedules delivered to Parent and Merger Sub by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 of this Agreement.

                "Dissenting Shares" has the meaning ascribed to it in Section 1.7(a).

                "Effective Time" has the meaning ascribed to it in Section 1.2.

                "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

                "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

                "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including without limitation the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

                "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

                "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                "ERISA Affiliate" has the meaning ascribed to it in Section
2.14.

                "Escrow Amount" and "Escrow Fund" means the number of shares of Parent Common Stock obtained by multiplying (x) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 1.6(a) by (y) 0.10.

                "Escrow Period" has the meaning ascribed to it in Section
7.2(c).

                "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

                "Exchange Agent" means U.S. Stock Transfer Corporation.

                "Exchange Ratio" means the quotient obtained by dividing (i) the Price Adjusted Aggregate Parent Share Number by (ii) the Aggregate Company Share Number.

                "Expiration Date" has the meaning ascribed to it in Section 7.1.

                "Fairness Approval" has the meaning ascribed to it in Section
5.1.

                "Financial Statement Date" means November 30, 1998.

                "Financial Statements Publication Date" means the date that Parent actually first releases for general public distribution (including, but not limited to, by press release disseminated to the financial community generally) the results of operations and balance sheet for such period.

                "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

                "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision , and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

                "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes,"

"hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

                "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                "Income Tax" means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group.

                "Indebtedness" of any Person means, without duplication, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code, object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

                "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

                "IRS" means the United States Internal Revenue Service or any successor entity.

                "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                "Leased Real Property(ies)" has the meaning ascribed to it in
Section 2.15(a).

                "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

                "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

                "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including actual interest paid, reasonable out-of-pocket expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

                "Merger" has the meaning ascribed to it in the recitals to this Agreement.

                "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

                "NASD" means the National Association of Securities Dealers,
Inc.

                "New Shares" has the meaning ascribed to it in Section
7.2(d)(ii).

                "NNM" means the Nasdaq National Market.

                "Non-Competition Agreement" has the meaning ascribed to it in Recital F.

                "November Price" means $87-13/16, representing the closing price of a share of Parent's Class A Common Stock on the NNM on November 20, 1998 (subject to equitable adjustment to reflect fully the result of any of the events described in Section 1.6(d)).

                "Officer's Certificate" has the meaning ascribed to it in
Section 7.2(e)(i).

                "Operating Plan" has the meaning ascribed to it in Section 4.2.

                "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person (excluding convertible Company Preferred Stock and including Alliance Semiconductor Corporation's right to acquire 300,000 shares of Series B Preferred Stock of the Company under that certain Series B Preferred Stock Purchase Agreement dated as of February 20, 1998 between Alliance Semiconductor Corporation and the Company).

                "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                "Orion SA Product" means a 24 Fast Ethernet/2 Gigabit Ethernet standalone switch chip.

                "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

                "Parent" has the meaning ascribed to it in the forepart of this Agreement.

                "Parent Affiliate" has the meaning ascribed to it in Section
5.12.

                "Parent Affiliate Agreement" has the meaning ascribed to it in Recital G.

                "Parent Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                "Parent Financial Statements" has the meaning ascribed to it in
Section 3.4.

                "Parent Common Equity" means the Parent Common Stock and the Class A Common Stock of Parent.

                "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                "Percentage Price Change" means the percentage difference between the Closing Price and the November Price, expressed in, and rounded to, the nearest two decimal points, minus point ten (.10), but in no event less than zero (0) or greater than point thirty (.30).

                "Permanent Disability" means, with respect to any individual, that such individual shall have become physically or mentally disabled, whether totally or partially, so that he or she (i) is prevented from performing his or her duties for the Company for an aggregate period (whether or not consecutive) of sixty (60) days or more from the date hereof through the Closing or, if such individual has had an onset of a physical or mental disability, (ii) would not reasonably be expected to be able to perform his or her duties for the Company for an aggregate period (whether or not consecutive) of sixty (60) days or more of a period of one hundred eighty (180) consecutive days (whether before or after the date the Closing would otherwise have occurred or been required to occur in the absence of the Permanent Disability of such individual).

                "Permit" means any license, permit, franchise or authorization.

                "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                "Plan" has the meaning ascribed to it in Section 2.14.

                "Pooling of Interests" shall mean pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16.

                "Price Adjusted Parent Aggregate Share Number" means the Aggregate Parent Share Number multiplied by the Aggregate Parent Share Number Coefficient.

                "Price Change Adjustment" means (i) 0.889% multiplied by (ii) the Percentage Price Change.

                "PTO" means the United States Patent and Trademark Office.

                "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                "Registration Statement" has the meaning ascribed to it in
Section 5.1.

                "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

                "Relevant Group" has the meaning ascribed to it in Section 2.11(a).

                "Representatives" has the meaning ascribed to it in Section 7.1.

                "Restricted Stock Purchase Agreement" means a Restricted Stock Purchase Agreement in one of the forms attached to the Stock Plan pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights or as may otherwise been entered into by the Company prior to the date of this Agreement.

                "Retention Agreement" has the meaning ascribed to it in Recital
F.

                "SEC" means the Securities and Exchange Commission or any successor entity.

                "SEC Documents" means, with respect to any Person, each report, schedule, form, statement, registration statement or other document filed or required to be filed with the SEC by such Person.

                "SEC Report Date" means September 30, 1998, the date representing the last day of the last reporting period for which Parent has filed a periodic report with the SEC under the Exchange Act.

                "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                "Shareholder Agent" has the meaning ascribed to it in Section 7.3(a).

                "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

                "Special Meeting" has the meaning ascribed to it in Section 5.2.

                "Step-down Event" has the meaning ascribed to it in Section 8.5.

                "Stock Plan" has the meaning ascribed to it in Section
1.6(c)(iv).

                "Strategic Alliance" has the meaning ascribed to it in Section 4.1.

                "Subsidiary" means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

                "Support Agreement" has the meaning ascribed to it in Recital E.

                "Surviving Corporation" has the meaning ascribed to it in
Section 1.1.

                "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

                "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

                "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

                "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                "Termination Date" has the meaning ascribed to it in Section 8.1(b).

                "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

                "Third Party Expenses" has the meaning ascribed to it in Section 5.5.

                "Warranty Obligations" has the meaning ascribed to it in Section 2.29.

                (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to Parent and Merger Sub, on the one hand, and the Company, on the other.

                (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to Parent and Merger Sub, the actual knowledge of Henry T. Nicholas, III,

Ph.D, William J. Ruehle, Martin J. Colombatto and David A. Dull and (ii) with respect to the Company, G. Venkatesh, Bill Burger, Jim Mannos and Shiri Kadambi, in each case without any duty of inquiry.

                (d) For purposes of Section 6.2(a) and Section 6.3(a) of this Agreement, in determining whether there has been a material adverse effect on the Business or Condition of the Company or on the Business or Condition of Parent, (a) any change or effect that relates to or results primarily from (i) the announcement or other disclosure of the transactions contemplated by this Agreement or (ii) change in economic conditions in the economy generally, (b) any change in the market for the Company's or Parent's products, as applicable, including but not limited to any action taken by any competitor of the Company or Parent or (c) any general delay or other setback in the Company's current new product development activities, shall not be considered.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent, Merger Sub and Company, and with respect to
Section 7.3 only, the Shareholder Agent and Depositary Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.



MAVERICK NETWORKS                      BROADCOM CORPORATION




By: /s/  G. VENKATESH                      By: /s/ HENRY T. NICHOLAS, III, Ph.D.
   ---------------------------------       -------------------------------------
   G. Venkatesh                            Henry T. Nicholas, III, Ph.D.
   President and Chief Executive           President and Chief Executive Officer
   Officer

MAVNET ACQUISITION CORP.                SHAREHOLDER AGENT



By: /s/  MARTIN J. COLOMBATTO              By: /s/  NICHOLAS MITSAKOS
   ---------------------------------       -------------------------------------
    Martin J. Colombatto                   Nicholas Mitsakos
    President and Chief Executive
    Officer


U.S. STOCK TRANSFER CORPORATION,
AS DEPOSITARY AGENT


By:  /s/  RICHARD BROWN
   ---------------------------------
    Richard Brown
    Vice President

                        Strategic Alliance Agreement and
                                 Plan of Merger
                                 by and between
                              Broadcom Corporation
                            Mavnet Acquisition Corp.
                                      and
                               Maverick Networks
                         Dated as of January 25, 1999.

                                List of Exhibits



Exhibit A.     Support Agreement
Exhibit B.     Company Affiliate Agreement
Exhibit C.     Non-Competition Agreement
Exhibit D.     Parent Affiliate Agreement
Exhibit E.     Agreement of Merger
Exhibit F.     Promissory Note